Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of ContextLogic Holdings Inc. of our report dated March 5, 2026 relating to the consolidated financial statements, which appears in ContextLogic Holdings Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2025.

/s/ BPM LLP

San Jose, California

March 5, 2026